QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on September 7, 2004

Registration No. 333-100490

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
To
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PERFICIENT, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7371 (Primary Standard Industrial Classification Code Number)	74-2853258 (I.R.S. Employer Identification Number)
1120 South Capital of Texas Highway Building 3, Suite 220 Austin, Texas 78746 (512) 531-6000 (Address and telephone number of registrant's principal executive offices)
John T. McDonald 1120 South Capital of Texas Highway Building 3, Suite 220 Austin, Texas 78746 (512) 531-6000 (Name, address, and telephone number of agent for service)

Copies to:
J. Nixon Fox, Esq.
Vinson & Elkins L.L.P.
Terrace 7
2801 Via Fortuna, Suite 100
Austin, Texas 78746
(512) 542-8427

        Approximate date of commencement of proposed sale of the securities to the public: As promptly as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus
Subject to Completion, dated September 7, 2004

PERFICIENT, INC.

2,166,500 SHARES OF COMMON STOCK

        This prospectus relates to the offer and sale from time to time of up to 2,166,500 shares of our common stock for the account of one of our stockholders. See "Selling Stockholder" and "Plan of Distribution." Our common stock is listed on the Nasdaq SmallCap Market under the symbol "PRFT" and on the Boston Stock Exchange under the symbol "PRFT". On September 3, 2004, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $3.29 per share.

        Our common stock being offered through this prospectus may be offered from time to time by the Selling Stockholder through ordinary brokerage transactions, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. We will not receive any of the proceeds from the sale of our common stock by the Selling Stockholder. See "Selling Stockholder" and "Plan of Distribution."

        Investing in our common stock involves risks. Please see the "Risk Factors" section beginning on page 1 to read about certain risks that you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS SEPTEMBER 7, 2004

TABLE OF CONTENTS

PERFICIENT, INC.	1
RISK FACTORS	1
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	6
USE OF PROCEEDS	6
SELLING STOCKHOLDER	7
PLAN OF DISTRIBUTION	8
LEGAL MATTERS	9
EXPERTS	9
WHERE YOU CAN FIND MORE INFORMATION	9
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	10
INDEX TO EXHIBITS	II-5

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

        We have not taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

PERFICIENT, INC.

        We are an eBusiness solutions services provider to large and major midsize companies. We use a solutions delivery approach we call the Enabled Enterprise, that helps clients reach new markets and increase revenues, acquire and strengthen customer relationships, reduce costs and increase productivity and empower employees. Our Enabled Enterprise is an Internet-based infrastructure with integrated business applications that extend enterprise technology assets to customers, suppliers, partners and employees. We market our eBusiness solutions services directly to large and major midsize companies, principally in the Midwestern United States through an 18 person direct sales force.

RISK FACTORS

        You should carefully consider the following risk factors together with the other information contained in or incorporated by reference into this prospectus before you decide to buy our common stock. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline and you may lose part or all of your investment.

Risks Specific to Our Business

We have incurred losses during most of the quarters during which we have been in business and we may incur losses in the future.

        We have incurred operating losses in most of the quarters during which we have been in business. Although we have recently achieved profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. We cannot assure you of any operating results. In future quarters, our operating results may not meet public market analysts' and investors' expectations. If that happens, the price of our common stock will likely fall.

We have a limited number of customers who may not be obligated to use our services.

        We have arrangements with a limited number of customers. Our contracts with some of our customers do not obligate them to use our services. A customer may choose at any time to use another consulting firm or to perform the services we provide through internal resources. Termination of a relationship with certain customers, or the decision of such customers to employ other consulting firms or perform services in-house, could materially harm our business.

The loss or impairment of our relationship with IBM would materially reduce our revenue and net income and would materially impact our cash and working capital balances.

        Amounts owed to us by IBM represented 19% of our accounts receivable, or $1,747,000, as of June 30, 2004. Failure of IBM to pay that amount would have a material adverse effect on our working capital, cash position, business, operating results and financial condition. Failure of IBM to pay us timely could also have a material impact our cash and working capital balances.

        Revenue from IBM accounted for approximately 39% and 26% of total revenues for the three-month periods ended June 30, 2003 and June 30, 2004, respectively. Our current agreement with IBM has been renewed and extended through August 2005, and may be terminated by IBM prior to that date upon five (5) days written notice. Revenue from IBM specifically under the IBM Software Services for WebSphere subcontracting agreement accounted for approximately 12% and 4% of total revenues for the three month periods ended June 30, 2003 and 2004, respectively. A decision by IBM to reduce the amount of services performed by us or to terminate the agreement would have an adverse effect on our business, operating results and financial condition. In the event IBM decides not to use our services, our revenue and net income could be materially reduced.

Our quarterly operating results may be volatile and may cause our stock price to fluctuate.

        A high percentage of our operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, if we experience unanticipated changes in the number or nature of our projects or in our employee utilization rates, we could experience large variations in quarterly operating results and losses in any particular quarter. Due to these factors, we believe that our historical quarter-to-quarter operating results should not be used to predict our future performance.

        Our quarterly revenue, expenses and operating results have varied significantly in the past and are likely to vary significantly in the future. These quarterly fluctuations have been and may continue to be affected by a number of factors, including:

  •
  the loss of a significant customer or project;
  •
  the number and types of projects that we undertake;
  •
  our ability to attract, train and retain skilled management and technology professionals;
  •
  seasonal variations in spending patterns;
  •
  our employee utilization rates, including our ability to transition our technology professionals from one project to another;
  •
  changes in our pricing policies;
  •
  our ability to manage costs; and
  •
  costs related to acquisitions of other businesses.

        In addition, many factors affecting our operating results are outside of our control, such as:

  •
  demand for Internet software;
  •
  end-user customer budget cycles;
  •
  changes in end-user customers' desire for our partners' products and our services;
  •
  pricing changes in our industry;
  •
  government regulation and legal developments regarding the use of the Internet; and
  •
  general economic conditions.

        We expect that we may experience seasonal fluctuations in revenues. We expect that revenues in the quarter ending December 31 of a given year may typically be lower than in other quarters in that year as there are fewer billable days in this quarter as a result of vacations and holidays. This seasonal trend may materially affect our quarter-to-quarter operating results.

Our revenues are difficult to predict because they are derived from project-based engagements.

        Almost all of our revenues are from project-based client engagements, which vary in size and scope. Our revenue is difficult to predict since a client that accounts for a significant portion of revenues in one period may not generate a similar amount of revenue, if any, in subsequent periods. In addition, because many of our project-based client engagements involve sequential stages, each of which may represent a different contractual commitment, a client may choose not to retain us for subsequent stages of an engagement or for new service projects.

Our gross margins are subject to fluctuations as a result of variances in utilization rates.

        Our services gross margins are affected by trends in the utilization rate of our professionals, defined as the percentage of our professionals' time billed to customers divided by the total available hours in a period. Our operating expenses, including employee salaries, rent and administrative expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in process. If a project ends earlier than scheduled, we may need to redeploy our project personnel. Any resulting non-billable time may adversely affect our gross margins. The absence of long-term contracts and the need for new partners and business create an uncertain revenue stream, which could negatively affect our financial condition.

We may not grow, or we may be unable to manage our growth.

        Our success will depend on our ability to increase the number of our partners, end-user customers and our teams of technology professionals. However, we may not grow as planned or at all. Many of our competitors have longer operating histories, more established reputations, more potential partner and end-user customer relationships and greater financial, technical and marketing resources than we do. If we experience growth, our growth will place significant strains on our management, personnel and other resources. If we are unable to grow or manage our growth effectively, this inability will adversely affect the quality of our services and our ability to retain key personnel, and could materially harm our business.

We may not be able to attract and retain technology professionals, which could affect our ability to compete effectively.

        Our business is labor intensive. Accordingly, our success depends in large part upon our ability to attract, train, retain, motivate, manage and utilize highly skilled technology professionals. Additionally, our technology professionals are at-will employees. Any inability to attract, train and retain highly skilled technology professionals would impair our ability to adequately manage, staff and utilize our existing projects and to bid for or obtain new projects, which in turn would adversely affect our operating results.

Our success will depend on retaining our senior management team and key technical personnel.

        We believe that our success will depend on retaining our senior management team and key technical personnel. Retention is particularly important in our business as personal relationships are a critical element of obtaining and maintaining our partners. If any of these individuals stop working for us, our level of management, technical, marketing and sales expertise could significantly diminish. These individuals would be difficult to replace, and losing them could seriously harm our business. We may not be able to prevent key personnel, who may leave our employ in the future, from disclosing or using our technical knowledge, practices or procedures. One or more of our key personnel may resign and join a competitor or form a competing company. As a result, we might lose existing or potential clients.

We face risks associated with finding and integrating acquisitions.

        We may continue to expand our technological expertise and geographical presence through selective acquisitions. Any acquisitions or investments we make in the future will involve risks. We may not be able to make acquisitions or investments on commercially acceptable terms. If we do buy a company, we could have difficulty retaining and assimilating that company's personnel. In addition, we could have difficulty assimilating acquired products, services or technologies into our operations and retaining the customers of that company. Our operating results may be adversely affected by increased intangibles amortization, stock compensation expense and increased compensation expense attributable to newly hired employees. Furthermore, our management's attention may be diverted from other aspects of our business and our reputation may be harmed if an acquired company performs poorly. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our results of operations. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. If we issue equity securities, your ownership share of our common stock will be diluted.

We may face potential liability to customers if our customers' systems fail.

        Our professional services and software are often critical to the operation of our customers' businesses and provide benefits that may be difficult to quantify. If one of our customers' systems fails, the customer could make a claim for substantial damages against us, regardless of our responsibility for that failure. The limitations of liability set forth in our contracts may not be enforceable in all instances and may not otherwise protect us from liability for damages. Our insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims. In addition, a given insurer might disclaim coverage as to any future claims. If we experience one or more large claims against us that exceed available insurance coverage or result in changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, our business and financial results could suffer.

Risks Relating to Our Industry

We are dependent on the demand for Internet software and services, which may fluctuate.

        The market for Internet software and services has changed rapidly over the last four years. The market for Internet software and services expanded dramatically during 1999 and most of 2000, but declined significantly in 2001 and 2002. Market demand for Internet software and services began to stabilize and improve throughout 2003 and into 2004, but there can be no assurances that this trend will continue. Our future growth is dependent upon the demand for Internet software and services and our ability to provide strategic Internet services that are accepted by our end-user customers. Demand and market acceptance for Internet services are subject to a high level of uncertainty. If companies continue to cancel or delay their business and technology initiatives or choose to move these initiatives in-house because of the current economic climate, or for other reasons, our business, financial condition and results of operations could be materially and adversely affected.

Businesses may decrease or delay their use of advanced technologies as a means for conducting commerce.

        Our future success depends heavily on the acceptance and use of advanced technologies as a means for conducting commerce and streamlining operations. We focus our services on the development and implementation of advanced technology strategies and solutions. If the use of these technologies does not grow, or such growth is delayed due to economic uncertainty or other conditions, our revenue could be less than we anticipate and our business, financial condition and results of operations could be materially adversely affected.

Our business will suffer if we do not keep up with rapid technological change, evolving industry standards or changing partner requirements.

        Rapidly changing technology, evolving industry standards and changing partner needs are common in the Internet professional services market. Accordingly, our success will depend, in part, on our ability to:

  •
  continue to develop our technology expertise;
  •
  enhance our current services;
  •
  develop new services that meet changing partner and end-user customer needs;
  •
  advertise and market our services; and
  •
  influence and respond to emerging industry standards and other technological changes.

        We must accomplish all of these tasks in a timely and cost-effective manner. We might not succeed in effectively doing any of these tasks, and our failure to succeed could have a material and adverse effect on our business, financial condition or results of operations, including materially reducing our revenue and operating results.

        We may also incur substantial costs to keep up with changes surrounding the Internet. Unresolved critical issues concerning the commercial use and government regulation of the Internet include the following:

  •
  security;
  •
  cost and ease of Internet access;

  •
  intellectual property ownership;
  •
  privacy;
  •
  taxation; and
  •
  liability issues.

        Any costs we incur because of these factors could materially and adversely affect our business, financial condition and results of operations, including reduced net income.

Our market is highly competitive and has low barriers to entry.

        The market for Internet professional services is intensely competitive, rapidly evolving and subject to rapid technological change. In addition, there are relatively low barriers to entry into this market. Because of the rapid changes to, and volatility in, the Internet software and service industry, many well-capitalized companies that may have chosen sectors of the industry that are not competitive with our business, including some of our partners, may refocus their activities and resources. As a result, they could deploy their resources and enter into a business that is competitive with ours.

        Many of our current and potential competitors have longer operating histories, more established reputations and potential partner relationships and greater financial, technical, industry and marketing resources than we do. This may place us at a disadvantage to our competitors, which may harm our ability to grow or maintain revenue or generate net income.

Risks Relating to Ownership of Our Stock

The trading volume of our common stock has been limited and, as a result, our stock price has been, and will likely continue to be, volatile.

        Our common stock is traded on the Nasdaq SmallCap Market under the symbol "PRFT." The trading volume of our common stock has been limited, and the stock prices have been volatile. Our common stock price may continue to be highly volatile and may fluctuate as a result of the limited trading volume.

Our officers, directors, and 5% and greater stockholders own a large percentage of our voting securities.

        Our executive officers, directors and existing 5% and greater stockholders beneficially own or control approximately 30% of the voting power of our common stock. This concentration of ownership of our common stock may make it difficult for other Perficient stockholders to successfully approve or defeat matters that may be submitted for action by our stockholders. It may also have the effect of delaying, deterring or preventing a change in control of our company.

It may be difficult for another company to acquire us, and this could depress our stock price.

        Provisions of our certificate of incorporation, by-laws and Delaware law could make it difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, under our agreement with IBM, we have granted IBM a right of first offer and a right to terminate its agreement with us with respect to any change of control transaction with a company that has a substantial portion of its business in the web application server product and services market, other than a systems integrator or professional services firm. As a result, a potential acquirer may be discouraged from making an offer to buy us.

We may need additional capital in the future, which may not be available to us. The raising of any additional capital may dilute your ownership percentage in our stock.

        We believe our existing line of credit, term loan facility and working capital should provide sufficient resources to satisfy our near term capital requirements. Our existing line of credit facility expires in December 2004 and our term loan facility advance period expires in June 2005. If we are unable to renew our line of credit, we may need to obtain an alternate debt financing facility. In the future we may decide to raise additional funds through public or private debt or equity financing in order to:

  •
  take advantage of opportunities, including more rapid expansion or acquisitions of, or investments in, businesses or technologies;
  •
  develop new services; or
  •
  respond to competitive pressures.

        Any additional capital raised through the sale of equity will dilute your ownership percentage in our stock. Furthermore, we cannot assure you that any additional financing we may need will be available on terms favorable to us, or at all. In such case, our business results would suffer.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

        Statements made in this prospectus other than statements of historical information, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may sometimes be identified by such words as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. We believe that it is important to communicate our future expectations to investors. However, these forward-looking statements involve many risks and uncertainties. Our actual results could differ materially from those indicated in such forward-looking statements as a result of certain factors, including but not limited to, those set forth under Risk Factors and elsewhere in this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of common stock by the Selling Stockholder. The principal reason for this offering is to allow for the resale of the shares purchased by the Selling Stockholder from certain of our shareholders and from us in a private placement of our common stock. The Selling Stockholder has previously purchased 1,111,000 shares of Series B Preferred Stock, which converted into 1,111,000 shares of our common stock on November 10, 2003, and 555,500 shares of our common stock through the exercise of a warrant on February 3, 2004 and March 29, 2004.

SELLING STOCKHOLDER

        The following table sets forth the name of the Selling Stockholder, the number of shares of common stock owned beneficially by the Selling Stockholder as of September 2, 2004 and the number of shares that may be offered pursuant to this prospectus. In some instances, the shares of common stock offered pursuant to this prospectus may be sold by the pledgees, donees, transferees, assignees or other successors-in-interest that receive their shares from the Selling Stockholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus, and the term "Selling Stockholder" as used herein shall include such pledgees, donees, transferees, assignees or other successors-in-interest.

        The Selling Stockholder may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with an estimate of the number of shares of common stock that the Selling Stockholder will hold in the future.

        As explained below under "Plan of Distribution," we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

	Shares Beneficially Owned Prior to Offering(1)			Shares Beneficially Owned After to Offering(2)
Selling Stockholder			Shares to be Sold in the Offering
	Number	Percent		Number	Percent
2M Technology Ventures, L.P. 3401 Armstrong Ave. Dallas, Texas 75205(3)	2,758,013	14.33%	2,166,500	591,513	3.07%

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of this Prospectus are deemed outstanding. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect the shares beneficially owned by them.

(2)
Assumes all of the shares of common stock offered hereby are sold by the Selling Stockholder.

(3)
Morton Meyerson holds sole voting power and sole dispositive power for the 2,758,013 shares of common stock. This information is based on the Schedule 13D filed by Mr. Meyerson on April 6, 2004.

        On June 26, 2002 we entered into a Convertible Preferred Stock Purchase Agreement with the Selling Stockholder pursuant to which the Selling Stockholder purchased 1,111,000 shares of Series B Preferred Stock for a purchase price of $0.900090009 per share. In connection with its purchase of Series B Preferred Stock, the Selling Stockholder also received a warrant to purchase up to 555,500 shares of common stock (the "Warrant"). The Warrant had an exercise price of $2.00 per share. The Selling Stockholder exercised the Warrant on February 3, 2004 and March 29, 2004. We received $1,111,000 as a result of this exercise.

        Pursuant to the Certificate of Designation, Rights and Preferences of our Series B Preferred Stock, on November 10, 2003 all then outstanding shares of our Series B Preferred Stock automatically converted into shares of our common stock. As a result, the shares of Series B Preferred Stock held by the Selling Stockholder were converted into 1,111,000 shares of our common stock.

        Except as otherwise set forth in the footnotes to the table, the Selling Stockholder has not held any position or office or had any other material relationship with us within the past three years other than as a result of ownership of equity securities.

PLAN OF DISTRIBUTION

        The Selling Stockholder, including its pledgees, transferees, assignees, donees or other successors-in-interest, may, from time to time, sell any or all of their shares of common stock, at fixed or negotiated prices, using one or more of the following methods:

  •
  on the Nasdaq SmallCap Market, or on any other stock exchange, market or trading facility on which our common stock may from time to time be trading;

  •
  in privately negotiated transactions or otherwise;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  short sales;

  •
  broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The Selling Stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        The Selling Stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The Selling Stockholder may pledge its shares to its brokers under the margin provisions of customer agreements. If the Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

        Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

        The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        Furthermore, in the event of a "distribution" of shares by the Selling Stockholder, within the meaning of Regulation M, it or any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act which would generally prohibit these persons from bidding for or purchasing any security that is the subject of the distribution until his or her participation in that distribution is completed. In addition, Regulation M generally prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

        Perficient is required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act").

        To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution. In addition, upon our being notified by the Selling Stockholder that a donee, pledgee, assignee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus pursuant to such proposed sale.

        To comply with the securities laws of certain jurisdictions, registered or licensed brokers or dealers may need to offer or sell the shares offered by this prospectus. The applicable rules and regulations under the Securities Exchange Act of 1934 (the "Exchange Act") may limit any person engaged in a distribution of the shares of common stock covered by this prospectus in its ability to engage in market activities with respect to such shares. The Selling Stockholder, for example, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, which provisions may limit the timing of purchases and sales of any shares of common stock by the Selling Stockholder.

LEGAL MATTERS

        Certain legal matters with respect to the validity of the Perficient common stock to be offered by this prospectus will be passed upon for Perficient by Vinson & Elkins L.L.P.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements included in our Annual Report on Form 10-KSB/A, as amended, for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Grant Thornton LLP, independent registered public accounting firm, have audited the consolidated financial statements of Meritage Technologies, Inc. as of and for the years ended December 31, 2002 and 2003 included in the Current Report, as amended, on Form 8-K/A dated August 30, 2004 as set forth in their report, which is incorporated by reference in this Registration Statement. The Meritage Technologies, Inc. financial statements are incorporated by reference in reliance on Grant Thornton LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. Our filings with the Commission are also available at the Commission's web site at http://www.sec.gov. We also maintain a web site at http://www.perficient.com, which provides additional information about our company. The information set forth on our web site is not part of this prospectus.

        We have filed a registration statement on Form S-3 with the Commission under the Securities Act relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the registration statement and the exhibits and schedules filed with it.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents previously filed by Perficient with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this prospectus and made a part hereof:

  (a)
  Our Annual Report on Form 10-KSB for the year ended December 31, 2003;

  (b)
  Amendment No. 1 to our Annual Report on Form 10-KSB/A for the year ended December 31, 2003;

  (c)
  Our Quarterly Reports on Form 10-QSB for the quarter ended March 31, 2004 and for the quarter ended June 30, 2004;

  (d)
  Our Current Report on Form 8-K filed on April 16, 2004, as amended on June 16, 2004 and on June 17, 2004;

  (e)
  Our Current Report on Form 8-K filed on June 23, 2004, as amended on August 30, 2004; and

  (f)
  The description of our common stock, par value $0.001 per share, contained in the registration statement on Form 8-A (File No. 001-15169) filed on July 22, 1999.

        All documents we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of filing of such documents or reports. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

        We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to Mr. Michael D. Hill, Perficient, Inc., 1120 South Capital of Texas Highway, Building 3, Suite 220, Austin, Texas, 78746, Telephone No. (512) 531-6000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:

Registration fee	$215
Printing	3,500
Legal fees and expenses	25,000
Nasdaq and Boston Stock Exchange Additional Listing Fees	10,000
Accounting fees and expenses	10,000
Transfer Agents and Registrars Fees	2,500

Total	$51,215

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law provides, in effect, that we may, and in certain cases must, indemnify any person made a party to any action by reason of the fact that he is or was one of our directors, officers, employees or agents against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

        Article 6 of our certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

        Article 11 of our bylaws provide that we shall indemnify, to the fullest extent permitted by Delaware law, any and all of our directors and officers, or former directors and officers, or any person who may have served at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

        We have entered into Indemnity Agreements with each of our directors and officers. Under these agreements, we are obligated, to the extent permitted by Delaware Law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they served as directors or officers or assumed certain responsibilities at our direction. We have purchased directors and officers liability insurance in order to limit our exposure to liability for indemnification of directors and officers.

ITEM 16. EXHIBITS.

Exhibit Number	Exhibit Title
3.1+	Certificate of Incorporation of Perficient, Inc.
3.2*	Certificate of Amendment to Certificate of Incorporation of Perficient, Inc.
3.3+	Bylaws of Perficient Inc.
4.1+	Specimen Certificate for shares of common stock.
4.2#	Certificate of Designations, Rights and Preferences of Series B Preferred Stock
4.3#	Form of Common Stock Purchase Warrant
5.1**	Opinion of Vinson & Elkins L.L.P.
10.1#	Convertible Stock Purchase Agreement, dated as of June 26, 2002
10.2#	First Amended and Restated Investor Rights Agreement, dated as of June 26, 2002
23.1**	Consent of Ernst & Young LLP.
23.2**	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 hereto)
23.3**	Consent of Grant Thornton LLP.
24.1**	Power of Attorney

*
Previously filed with the Securities and Exchange Commission as Exhibit 3.2 to our Registration Statement on Form S-3 (File No. 333-78337) and incorporated by reference herein.

**
Filed herewith.

+
Previously filed with the Securities and Exchange Commission as an Exhibit to our Registration Statement on Form SB-2 (File No. 333-78337) declared effective on July 28, 1999 by the Securities and Exchange Commission and incorporated herein by reference.

#
Previously filed with the Securities and Exchange Commission as an Exhibit to our Current Report on Form 8-K filed on July 18, 2002 and incorporated by reference herein.

ITEM 17. UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The registrant hereby undertakes:

        (1)   To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

          (a)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b)   To reflect in the prospectus any facts or events, which individually or together, represent a fundamental change in the information in the Registration Statement, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (c)   To include any additional or changed material information on the plan of distribution.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment described in the preceding paragraph immediately shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

        (5)   For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those Securities.

2,166,500 Shares
of Common Stock

Perficient, Inc.

PROSPECTUS

September 7, 2004

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title
3.1+	Certificate of Incorporation of Perficient, Inc.
3.2*	Certificate of Amendment to Certificate of Incorporation of Perficient, Inc.
3.3+	Bylaws of Perficient Inc.
4.1+	Specimen Certificate for shares of common stock.
4.2#	Certificate of Designations, Rights and Preferences of Series B Preferred Stock
4.3#	Form of Common Stock Purchase Warrant
5.1**	Opinion of Vinson & Elkins L.L.P.
10.1#	Convertible Stock Purchase Agreement, dated as of June 26, 2002
10.2#	First Amended and Restated Investor Rights Agreement, dated as of June 26, 2002
23.1**	Consent of Ernst & Young LLP.
23.2**	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 hereto)
23.3**	Consent of Grant Thornton LLP.
24.1**	Power of Attorney

*
Previously filed with the Securities and Exchange Commission as Exhibit 3.2 to our Registration Statement on Form S-3 (File No. 333-78337) and incorporated by reference herein.

**
Filed herewith.

+
Previously filed with the Securities and Exchange Commission as an Exhibit to our Registration Statement on Form SB-2 (File No. 333-78337) declared effective on July 28, 1999 by the Securities and Exchange Commission and incorporated herein by reference.

#
Previously filed with the Securities and Exchange Commission as an Exhibit to our Current Report on Form 8-K filed on July 18, 2002 and incorporated by reference herein.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on September 7, 2004.

PERFICIENT, INC.
By:	/s/ JOHN T. MCDONALD John T. McDonald Chief Executive Officer
By:	/s/ MICHAEL D. HILL Michael D. Hill Chief Financial Officer and Principal Accounting Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN T. MCDONALD John T. McDonald	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	September 7, 2004
/s/ MICHAEL D. HILL Michael D. Hill	Chief Financial Officer	September 7, 2004
David S. Lundeen	Director	September 7, 2004
/s/ ROBERT E. PICKERING, JR. * Robert E. Pickering, Jr.	Director	September 7, 2004
/s/ MAX D. HOPPER * Max D. Hopper	Director	September 7, 2004
/s/ KENNETH R. JOHNSEN * Kenneth R. Johnsen	Director	September 7, 2004
/s/ RALPH C. DERRICKSON * Ralph C. Derrickson	Director	September 7, 2004
* BY:	/s/ MICHAEL D. HILL Michael D. Hill Attorney-in-Fact

QuickLinks

TABLE OF CONTENTS
PERFICIENT, INC.
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 16. EXHIBITS.
  ITEM 17. UNDERTAKINGS.
INDEX TO EXHIBITS
SIGNATURES